COMPARISON OF CHANGE IN VALUE OF $100,000 INVESTMENT IN
     DREYFUS INSTITUTIONAL S&P 500 STOCK INDEX FUND AND THE
     STANDARD & POOR'S 500 COMPOSITE STOCK PRICE INDEX


     EXHIBIT A:
     _______________________________________________
    |           |  INSTITUTIONAL  |   STANDARD     |
    |           |     S&P 500     |  & POOR'S 500  |
    |  PERIOD   |      STOCK      |COMPOSITE STOCK |
    |           |   INDEX FUND    | PRICE INDEX *  |
    |-----------|-----------------|----------------|
    |  9/30/93  |         100,000 |        100,000 |
    | 10/31/93  |         102,300 |        102,070 |
    | 10/31/94  |         105,877 |        106,010 |
    | 10/31/95  |         133,145 |        134,000 |
    |-----------|-----------------|----------------|


     * Source: Lipper Analytical Services, Inc.